Exhibit 99.1

Kopin Corporation Announces Second Quarter 2011 Financial Results

  Total revenues of $31.4 million, up 4% from the same quarter in 2010
  Company reiterates 2011 revenue guidance of $130 million to $140 million

TAUNTON, Mass.--(BUSINESS WIRE)--July 28, 2011--Kopin Corporation (Nasdaq: KOPN), a leading supplier of advanced semiconductor products and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today announced financial results for the second quarter ended June 25, 2011.

Financial Highlights

Total revenues increased 4 percent to $31.4 million from $30.2 million for the same quarter of last year. III-V revenue increased to $16.0 million, compared with $15.9 million in the second quarter of 2010. Display revenue increased to $15.4 million from $14.3 million for the same quarter last year.

Gross margin increased to $10.5 million, or 35 percent of product revenues, compared with $7.3 million, or 25 percent of product revenues, for the comparable period of 2010.

Operating expenses were $31.0 million in the second quarter of 2011, compared with $30.9 million in the second quarter of 2010. R&D expenses were $7.1 million, or 23 percent of revenues, compared with $4.9 million, or 16 percent of revenues, in the second quarter of 2010, reflecting Kopin’s investments in its Golden-i technology, III-V smartphone products and capacity expansion, military display products, and the inclusion of Forth Dimension Display’s (FDD) expenses. Selling, general and administration (S,G&A) expenses were $4.7 million in the second quarter of 2011, compared with $4.2 million for the same period of last year. The increase in S,G&A expenses is attributable to the inclusion of FDD’s expenses.

Net income was $0.8 million, or $0.01 per diluted share, for the second quarter of 2011 compared with $1.9 million, or $0.03 per diluted share, for the second quarter of 2010. Net income for the second quarter of 2010 included a $1.9 million gain from the sale of investments and a $0.7 million gain related to foreign currency fluctuations. Kopin’s 2011 second quarter results included a net gain of $0.4 million from the sale of investments and a net loss of $0.3 million from foreign currency fluctuations.

Kopin’s cash and marketable securities balance at the end of the second quarter was $99.3 million and no long-term debt.

“Our second-quarter operating results reflect a continuation of the strategy we set forth at the beginning of the year – balancing short-term financial performance with a focus on long-term growth,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “We are in the enviable position of having strong growth projections for our III-V products, the opportunity to add a new military display product category, night vision systems, to our current portfolio of thermal weapon sight products and the development of a potentially game-changing, hands-free wireless industrial computing product in Golden-i. Because of the current strong growth of smart phones, the requirement for those competing for an award of the Enhanced Night Vision program in 2012 to provide qualification units in 2011 and our drive to be a leader in voice activated cloud computing, these opportunities have required significant investments this year.”

“Yet with all of our development efforts, through the first half of fiscal 2011 we have maintained strong operating results,” Dr. Fan said. “Overall our revenues are up 19%, with our III-V revenues up 10 percent over the same period last year as we head into what historically has been our strongest part of the year. Although the current federal budget situation has impacted the timing of display product sales, we expect another year of strong military revenues as evidenced by our recently announced $23.2 million in follow-on orders for the TWS Bridge (TWS-IIB) program. Our income from operations is $2.6 million for the first half of 2011 compared with a loss of $0.8 million through the same period last year, we have generated $3.5 million in cash flow from operating activities and repurchased $1.9 million of our common stock.”

Smartphones Continue to Drive III-V Business

“Our III-V technology is helping to drive the rapid adoption of advanced 3G and 4G technologies across the major smartphone and tablet platforms,” Dr. Fan said. “These advanced new devices not only require more III-V transistors, but structures that are more technologically complex and challenging to produce. As these phones continue to become more complex, Kopin is benefitting with higher and higher dollar content per handset. Our ability to produce these advanced products in volume and at a competitive price is simply unmatched in the industry.”

Display Business Excels through System Expertise

“Just as with our III-V business, our display customers also require products that are technologically more complex to produce,” Dr. Fan said. “The trend today is toward full system solutions, including displays, backlights, optics, ASIC chips, hardware and software. Once again this trend plays to our strength, as we believe that our decades of technology expertise and display system manufacturing experience differentiate us in the market.”

Golden-i Program on Schedule

“Together with our business partner Motorola Solutions, we continue to make excellent progress in bringing our Golden-i® hands-free mobile computing solution to market in 2012,” Dr. Fan said. “Initial response to field tests of Golden-i by select customers has been extremely positive. Golden-i was demonstrated this month at the Microsoft® -hosted Imagine Cup 2011 in New York and the World Future 2011 in Vancouver.”

Business Outlook

“With revenues for the first six months of 2011 at $66 million and the third and fourth quarters traditionally our strongest, we are on course to achieve our full-year revenue guidance of $130 million to $140 million,” Dr. Fan said. “Robust smartphone demand should continue to fuel our III-V business, just as the TWS-IIB and a number of military R&D programs are expected to generate momentum for our display unit.”

Financial Results Conference Call

In conjunction with its second-quarter 2011 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin Corporation

Kopin Corporation's voice-activated, wireless, hands-free Golden-i® mobile computing headsets, power-efficient, ultra-small liquid crystal displays, and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The innovative Golden-i computing headsets are generating strong interest in industrial, medical, military, homeland security and utility applications. The Company's unique HBTs help to enhance battery life, talk time and signal clarity, and have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display, Golden-i and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the strong growth projections for our III-V products, the opportunity to add a new military display product category, night vision systems, and the development of a game-changing, hands-free wireless industrial computing product in Golden-I; the third and fourth quarters being historically our strongest part of the year; our expectation of another year of strong military revenues; our expectation of bringing our Golden-i® hands-free mobile computing solution to market in 2012; our belief that the development of Golden-i is potentially game-changing; our belief that with revenues for the first six months of 2011 at $66 million and the third and fourth quarters traditionally our strongest, we are on course to achieve our full-year revenue guidance of $130 million to $140 million; our expectation that robust smartphone demand should continue to fuel our III-V business; and our expectation that the TWS-IIB and a number of military R&D programs should generate momentum for our display unit. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the smartphone market will not grow as expected; we may not be awarded a contract to buy our night vision system products, the U.S. government may reduce procurement of thermal weapon sights; the Company’s efforts to roll out Golden-i may be delayed or might be unsuccessful; the Company may be unable to produce the night vision systems or Golden-i in the necessary volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2011 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 25, 2010, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended

	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Revenues:
Product revenues	$29,597,668	$29,129,931	$62,518,659	$53,006,291
Research and development revenues	1,833,289	1,059,226	3,846,790	2,636,851
	31,430,957	30,189,157	66,365,449	55,643,142
Expenses:
Cost of product revenues	19,115,190	21,854,777	41,061,802	39,392,724
Research and development	7,139,559	4,858,868	13,524,308	9,154,775
Selling, general and administrative	4,697,648	4,215,001	9,142,794	7,857,535
	30,952,397	30,928,646	63,728,904	56,405,034
Income (loss) from operations	478,560	(739,489)	2,636,545	(761,892)

Other income and (expense), net	420,491	3,096,760	515,325	4,098,264

Income before provision for income taxes, equity loss in	899,051	2,357,271	3,151,870	3,336,372
unconsolidated affiliate and net loss (income) from noncontrolling interest

Provision for income taxes	(97,500)	(180,000)	(195,500)	(93,000)

Income before equity loss in unconsolidated affiliate and net	801,551	2,177,271	2,956,370	3,243,372
loss (income) from noncontrolling interest

Equity loss in unconsolidated affiliate	(43,599)	(89,858)	(154,238)	(182,586)

Income before net loss (income) of noncontrolling interest	757,952	2,087,413	2,802,132	3,060,786

Net loss (income) attributable to noncontrolling interest	43,872	(226,636)	65,399	(163,018)

Net income	$801,824	$1,860,777	$2,867,531	$2,897,768

Net income per share:
Basic	$0.01	$0.03	$0.04	$0.04
Diluted	$0.01	$0.03	$0.04	$0.04

Weighted average number of common shares outstanding:
Basic	64,528,623	66,625,637	64,632,732	66,606,789
Diluted	65,774,967	67,357,297	65,715,021	67,333,967

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 25, 2011	December 25, 2010
ASSETS
Current assets:
Cash and marketable securities	$99,327,344	$110,947,390
Accounts receivable, net	20,224,725	17,489,348
Inventory	19,114,320	21,462,871
Prepaid and other current assets	2,781,233	2,725,153

Total current assets	141,447,622	152,624,762

Equipment and improvements, net	35,810,203	32,613,961
Other assets	14,757,134	6,857,675

Total assets	$192,014,959	$192,096,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,092,099	$11,317,865
Accrued expenses	6,813,412	5,997,646
Billings in excess of revenue earned	2,604,774	3,210,895

Total current liabilities	17,510,285	20,526,406

Lease commitments	1,284,354	944,617

Total Kopin Corporation stockholders' equity	168,352,945	165,835,919
Noncontrolling interest	4,867,375	4,789,456
Total stockholders' equity	173,220,320	170,625,375
Total liabilities and stockholders' equity	$192,014,959	$192,096,398

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Display Revenues by Category (in millions)
Military Application	$9.2	$10.1	$20.2	$16.4
Consumer Electronics Applications	4.5	3.3	9.0	6.5
Research and Development	1.7	0.9	3.6	2.3
Total	$15.4	$14.3	$32.8	$25.2

Stock-Based Compensation Expense
Cost of product revenues	$173,000	$174,000	$297,000	$292,000
Research and development	175,000	111,000	289,000	184,000
Selling, general and administrative	563,000	385,000	885,000	698,000
Total	$911,000	$670,000	$1,471,000	$1,174,000

Other Financial Information
Depreciation and amortization	$1,886,000	1,847,000	$3,813,000	$3,697,000
Capital expenditures			$3,865,000	$4,317,000
Treasury stock purchases			$1,907,000	$-

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com